CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

U.S. WIRELESS DATA, INC.

        U.S. Wireless Data, Inc. (the "Corporation"), a Delaware corporation, hereby certifies as follows:

        1. The date of filing of the Corporation’s Certificate of Incorporation (the “Certificate”) with the Secretary of State of Delaware was August 3, 2000 under the name U.S Wireless Data, Inc.

        The Certificate is hereby amended by adding to ARTICLE FOURTH thereof the following:

“3. Upon the filing of this Certificate of Amendment to effectuate a one-for-four reverse stock split, every four outstanding shares of the Corporation’s Common Stock, par value $.01 per share, is hereby converted into one (1) share of the Corporation’s Common Stock, par value $.01 per share. No fractional shares shall be issued upon such stock split; any shareholder otherwise entitled to receive a fractional share, shall receive an amount in cash equal to the value of such fractional share, based on the then current market price of the Common Stock following the reverse stock split.”

        3. This Certificate of Amendment has been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned officer of U.S. Wireless Data, Inc. has executed this Certificate of Amendment to the Certificate of Incorporation this 6th day of October 2000.

                                                                             U.S. WIRELESS DATA, INC.

                                                                             By: /s/ Dean M. Leavitt
                                                                               Name: Dean M. Leavitt
                                                                               Title: Chairman and CEO